Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
07-01

Contacts:	James Haddox, CFO Reba Reid Quanta Services, Inc. 713-629-7600	Ken Dennard / ksdennard@drg-e.com Kip Rupp / krupp@drg-e.com DRG&E 713-529-6600
QUANTA SERVICES EXPECTS TO EXCEED
FOURTH QUARTER ESTIMATES
HOUSTON — January 23, 2007 — Quanta Services, Inc. (NYSE: PWR) today announced that after initial review of operating results, it has increased its revenue and pre-charge earnings per share estimates for the fourth quarter ended December 31, 2006.
Fourth quarter revenues are expected to range between $590 million and $600 million compared to the prior guidance range of $500 million to $525 million, and to $523.5 million in revenues during the same quarter in the prior year. Fourth quarter estimated revenues include approximately $60 million related to emergency restoration services, compared to approximately $70 million in emergency restoration services in the fourth quarter of 2005. Fourth quarter adjusted earnings per share results, excluding a non-cash goodwill impairment charge, are now expected to range between $0.19 and $0.20 per diluted share, compared to prior guidance of $0.11 to $0.14 per diluted share and to $0.15 per diluted share in the prior year’s fourth quarter.
Quanta expects results for the fourth quarter of 2006 to include a non-cash goodwill impairment charge of approximately $50 million to $60 million, or approximately $0.39 to $0.48 per share. This charge is required by SFAS No. 142, “Goodwill and Other Intangible Assets,” and relates to one of the company’s operating units which has historically served the cable TV industry. SFAS No. 142 requires annual evaluations and, where warranted, impairments to goodwill balances. Reporting on a GAAP basis, the loss per diluted share, including this charge, is expected to range between $0.19 and $0.29 for the fourth quarter of 2006. Actual fourth quarter and full year results are scheduled to be released the week of February 19, 2007, at which time the company expects to provide first quarter 2007 guidance.
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“During the quarter, Quanta helped utilities restore power following the catastrophic wind and rain storms that hit the Seattle area and the ice storm that caused significant infrastructure damage in St. Louis,” said John R. Colson, chairman and chief executive officer of Quanta Services. “However, increased demand for the services we provide and the overall improved strength of the industries we serve also contributed to our improved results. We experienced approximately 18 percent internal revenue growth compared to the previous year’s fourth quarter, excluding emergency restoration revenues from both periods.”
The company has provided information regarding adjusted earnings per share that excludes the effects of the estimated goodwill impairment charge expected to be recorded during the fourth quarter of 2006, which is a non-GAAP measure and should not be viewed as an alternative or considered a substitute for or superior to GAAP measures of performance. Management believes that these adjusted financial estimates are useful to both management and investors in the analysis of the company’s expected performance when comparing it to prior guidance for the fourth quarter and to prior periods by isolating the impact of this non-routine, estimated goodwill impairment charge.
Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for the electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.
This press release contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues and earnings per share and other financial and operating results, capital expenditures, growth in particular markets, benefits of the Energy Policy Act of 2005, strategies, expectations, intentions, plans, future events, performance, underlying assumptions, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties, including, among others, completion of Quanta’s year-end audit, final determination of goodwill impairments, quarterly variations in operating results; adverse changes in economic and weather conditions in relevant markets; the ability to effectively compete for market share; estimates and assumptions in determining financial results; beliefs and assumptions about the collectibility of receivables; the inability of customers to pay for services; the financial distress of Quanta’s casualty insurance carrier that may require payment for losses that would otherwise be insured; liabilities for claims that are self-insured or for claims that Quanta’s casualty insurance carrier fails to pay; potential liabilities relating to occupational health and safety matters; estimates relating to the use of percentage-of-completion accounting; dependence on fixed price contracts; rapid technological and structural changes that could reduce the demand for services; the ability to obtain performance bonds; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; the ability to effectively integrate the operations of acquired businesses; retention of key personnel and qualified employees; the impact of a unionized workforce on operations and the ability to complete future acquisitions; potential shortage of skilled employees; growth outpacing infrastructure; risks associated with operating in international markets; potential exposure to environmental liabilities; requirements relating to governmental regulation; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; the cost of borrowing, availability of credit, debt covenant compliance and other factors affecting financing activities; the ability to generate internal growth; the ability to successfully identify and complete acquisitions; the potential conversion of outstanding convertible subordinated notes; potential failure of the Energy Policy Act of 2005 to result in increased spending in the electric power transmission infrastructure; and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2005, Quanta’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and any other reports of the company filed with the Securities and Exchange Commission. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s reports filed with the Securities and Exchange Commission.
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